UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 8, 2010

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

2300 Carillon Point Kirkland, Washington	98033
(Address of Principal Executive Offices)	(Zip Code)

(425) 278-7100

(Registrant’s telephone number, including area code)

Plaza America Tower I, 11700 Plaza America Drive, Suite 1010, Reston, Virginia 20190

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard P. Emerson to Board of Directors:

Effective October 8, 2010, Mr. Richard P. Emerson has been appointed to the Board of Directors (“Board”) of ICO Global Communications (Holdings) Limited (“Company”). The Board has also appointed Mr. Emerson to serve as a member of the Company’s Audit Committee. Mr. Emerson is currently a private investor. Previously, he was a Senior Managing Director of Evercore Partners, a Senior Vice President of Microsoft Corporation, and a Senior Partner of Lazard Frères. Mr. Emerson also serves as a member of the audit and finance committees for the California Academy of Science.

Pursuant to the Company’s Board Compensation Policy for all non-employee directors, Mr. Emerson was granted the following options to purchase shares of the Company’s Class A common stock: (i) an option to purchase 100,000 shares as consideration for his agreement to serve on the Board; and (ii) an option to purchase 50,000 shares as consideration for his agreement to serve on the Audit Committee. These grants were effective as of October 8, 2010, with an exercise price equal to the closing price of the Company’s Class A common stock on the Nasdaq Global Market on that date. These options will vest and become exercisable in four equal annual installments beginning with the date the options were granted, with the result that the options become fully vested following four years of service on the Board. Per the Company’s Board Compensation Policy, Mr. Emerson will receive options to purchase an additional 30,000 shares of the Company’s Class A common stock on October 1 of each year, presuming that he remains a director on such date.

Appointment of Richard P. Fox to Board of Directors:

Effective October 8, 2010, Mr. Richard P. Fox has been appointed to the Board. The Board has also appointed Mr. Fox to serve as chair of the Audit Committee and as a member of the Compensation Committee. Mr. Fox is currently an independent business consultant. Previously, he was President and Chief Operating Officer of CyberSafe Corporation, Vice President, Chief Financial Officer, and a director of Wall Data, Incorporated, Senior Vice President of PACCAR, Incorporated and managing partner of the Seattle office of Ernst & Young. Mr. Fox also serves on the boards of directors of Flow International Corporation, Univar, Inc. and Orbitz Worldwide, Inc.

Pursuant to the Company’s Board Compensation Policy for all non-employee directors, Mr. Fox was granted the following options to purchase shares of the Company’s Class A common stock: (i) an option to purchase 100,000 shares as consideration for his agreement to serve on the Board; (ii) an option to purchase 50,000 shares as consideration for his agreement to serve on the Audit Committee; (iii) an option to purchase 50,000 shares as consideration for his agreement to serve as chair of the Audit Committee; and (iv) an option to purchase 25,000 shares as consideration for his agreement to serve on the Compensation Committee. These grants were effective as of October 8, 2010, with an exercise price equal to the closing price of the Company’s Class A common stock on the Nasdaq Global Market on that date. These options will vest and become exercisable in four equal annual installments beginning with the date the options were granted, with the result that the options become fully vested following four years of service on the Board. Per the Company’s Board Compensation Policy, Mr. Fox will receive options to purchase an additional 30,000 shares of the Company’s Class A common stock on October 1 of each year, presuming that he remains a director on such date.

Appointment of Stuart M. Sloan to Board of Directors:

Effective October 8, 2010, Mr. Stuart M. Sloan has been appointed to the Board. The Board has also appointed Mr. Sloan to serve as a member of the Compensation Committee. Mr. Sloan is currently a principal of Sloan Capital Companies. Previously, he has been an owner and executive of Quality Food Centers, Inc. and Schuck’s Auto Supply, Inc. Mr. Sloan also serves on the boards of directors of Anixter International, Inc. and J. Crew Group, Inc.

Pursuant to the Company’s Board Compensation Policy for all non-employee directors, Mr. Sloan was granted the following options to purchase shares of the Company’s Class A common stock: (i) an option to purchase 100,000 shares as consideration for his agreement to serve on the Board; and (ii) an option to purchase 25,000 shares as consideration for his agreement to serve on the Compensation Committee. These grants were effective as of October 8, 2010, with an exercise price equal to the closing price of the Company’s Class A common stock on the Nasdaq Global Market on that date. These options will vest and become exercisable in four equal annual installments beginning with the date the options were granted, with the result that the options become fully vested following four years of service on the Board. Per the Company’s Board Compensation Policy, Mr. Sloan will receive options to purchase an additional 30,000 shares of the Company’s Class A common stock on October 1 of each year, presuming that he remains a director on such date.

Retirement of Director Samuel L. Ginn:

On October 8, 2010, Samuel L. Ginn formally gave notice of his intent to retire from the Board effective October 15, 2010. There were no disagreements between Mr. Ginn and the Company on any matter relating to its operations, policies or practices. Mr. Ginn served as a director of the Company since May 2006 and previously served as a Director from October 2001 to April 2004.

Expiration of Term of Director David Wasserman:

On October 8, 2010, David Wasserman gave notice of his intent to not stand for re-election to the Board at the Company’s next Annual Meeting, which is scheduled for December 13, 2010. There were no disagreements between Mr. Wasserman and the Company on any matter relating to its operations, policies or practices. Mr. Wasserman served as a director of the Company since 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Registrant)

	By:	/s/ Timothy M. Dozois
October 13, 2010		Timothy M. Dozois General Counsel and Acting Secretary